EXHIBIT 3(i)c AMENDMENT TO THE ARTICLES OF INCORPORATION

                            CERTIFICATE OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                   OF MEDICAL TECHNOLOGY AND INNOVATIONS, INC.

1. Name of Corporation: Medical Technology and Innovations, Inc.

2. The Board of Directors of Medical Technology and Innovations, Inc., adopted the resolution approving the amendment to the Articles of Incorporation on
November 12, 2001.

3. This amendment to the Articles of Incorporation of Medical Technology and
Innovations, Inc., does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the division exceeding the percentage of authorized shares that were unissued before the division.

4. The authorized common stock of the corporation shall be reduced from seven hundred million (700,000,000) shares to twenty eight million (28,000,000)
shares.

5. This amendment to the Articles of Incorporation of was made in connection to the reverse stock split of the Medical Technology And Innovations Inc.'s common stock reducing Medical Technology And Innovations, Inc.'s authorized common stock from 700,000,000 shares to 28, 000,000 shares.

6. Article 6 of the articles of incorporation of Medical Technology and
Innovations, Inc. is deleted in its entirety and replaced with the following.

     "6.  The total number of shares which the corporation shall have the authority to issue shall be One Hundred Twenty-Eight Million (128,000,000), of which Twenty-Eight Million (28,000,000) shall be shares of Common Stock, all of which are to be without par value, and One Hundred Million
     (100,000,000) shall be shares of preferred Stock which shall have a par value of $1,000.

     The designations, powers, preferences, rights, and the qualifications, limitations or Restrictions of the authorized undesignated Common Stock and
     Preferred Stock Shall be as follows:

     c.   One Hundred (100) shares of Preferred Stock with a $1,000 par value
          (hereinafter the 12% Preferred Stock) shall be entitled to a 12%
          noncumulative dividend. The 12% Preferred Stock shall be preferenced as liquidation and return of capital up to their par value. The
          Corporation may upon fifteen (15) days notice, redeem any or all of the 12% Preferred Stock by paying the full par value together with any accrued dividend legally due. The 12% Preferred Stock shall be entitled to two (2) votes per share. The 12% Preferred Stock is convertible at the option of the holder for 666 shares of the
          Corporation's Common Stock for each share of Preferred Stock.

     d.   The Board of Directors is expressly authorized at any time, to provide for the Issuance of shares of any undesignated and authorized stock in one or more series, with such voting powers full or limited but may not exceed five (5) votes per share, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issue thereof adopted by the board of directors and as are not expressed in this Articles of Incorporation or any amendment thereto, including (but not limiting the generality of the foregoing) the following:

          i    the destination of the series;

          ii.  the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any series of any class or classes of authorized stock of the Corporation; and whether such
               dividends shall be cumulative or noncumulative;

          iii. whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

          iv.  the terms amount of any sinking fund provided for the purchase or redemption of the shares of the series;

          v.   whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any other series or any class or classes of authorized stock of the
               Corporation, and, if provision be made for conversation  or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversation or exchange;

          vi.  the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of Directors or otherwise; provided, however, that in no event shall any holder of any series of preferred Stock be entitled to more than two (2) votes for each share of such Preferred Stock held by him; vii. the restrictions and conditions, if any, upon the issue or reissue of any
               additional Preferred Stock ranking on a parity with or prior to such dividends or upon dissolution;

          viii.the rights of the holders of the shares of such series upon the dissolution of upon the distribution upon the dissolution of, or upon the distribution of assets of, the Corporation, which rights may be different in the case of a voluntary dissolution than in the case of an involuntary dissolution.

               Except as otherwise required by law and except for such voting powers with respect to the election of Directors or other matters as may be stated in the resolutions of the Board of Directors
               Creating any series of Common or Preferred  Stock, the holders of such series shall have no voting power whatsoever."

7. This amendment was adopted by the Board of Director of Medical Technology and
Innovations, Inc., without shareholder approval and shareholder action was not required.

Signatures (Required):

 JEREMY FEAKINS
 ------------------------
 President and Director